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                                                                     EXHIBIT 2.2

                                 APF ENERGY INC.
                            2100, 144-4th AVENUE S.W.
                            CALGARY, ALBERTA T2P 3N4

CONFIDENTIAL                                                      August 5, 2003

____________________________________

____________________________________

____________________________________
(the "Shareholder")

Dear Sir:

RE: CANSCOT RESOURCES LTD. ("CANSCOT")

APF Energy Inc. (by itself or through one or more direct or indirect wholly owned subsidiaries of APF Energy Inc. or APF Energy Trust, or any combination thereof collectively referred to as "APF") understands that the Shareholder owns, directly or indirectly or has control or direction over not less than ____________ Common Shares (the "CanScot Shares") and options (the "Target Options") to acquire ____________ Common Shares (the "Option Shares") (collectively the CanScot Shares and the CanScot Shares that may be issued on exercise of Option Shares are called the "Target Shares") in the capital of CanScot.

1.       The Offer

1.1 Subject to the terms and conditions of this agreement and an agreement between APF and CanScot dated August 5, 2003 (the "Pre-Offer Agreement"), APF is prepared to make, and following the execution of this letter agreement by the Shareholder (and similar agreements from other CanScot shareholders, as provided in the Pre-Offer Agreement), shall make, a take-over bid (the "Offer") for all of the issued and outstanding Target Shares in accordance with the said Pre-Offer Agreement.

1.2 Subject to the provisions hereof and the provisions of the Pre-Offer Agreement, APF will, not later than August 18, 2003 or such later date as may be agreed upon by APF and CanScot, make the Offer (as amended, extended or varied from time to time) to purchase all of the outstanding Target Shares on the basis of, at the election of the holder:

         (a)      $2.60 cash for each Target Share;

         (b)      0.226 Trust Units of APF Energy Trust for each Target Share;
                  or

         (c)      any combination thereof.

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1.3      Notwithstanding the foregoing, the obligation of APF to make the Offer shall be conditional on satisfaction of the conditions set forth in Schedule "A" of the Pre-Offer Agreement, which conditions shall be for the exclusive benefit of APF, which shall have the right, in its sole discretion, to waive any of the conditions in whole or in part. The Offer shall be made in accordance with all applicable laws including securities laws, rules of applicable stock exchanges and corporate laws (collectively, the "Applicable Laws"). APF agrees to take-up and pay for Target Shares validly deposited (and not withdrawn) under the Offer as required pursuant to Applicable Laws and as modified by the Pre-Offer Agreement.

2.       Agreement to Tender

2.1 Subject to the terms and conditions hereof, the Shareholder hereby agrees to deposit or direct in writing any intermediary holding such shares to deposit, the Target Shares under the Offer not later than August 27, 2003 and, notwithstanding the rights granted to the Shareholder by applicable securities legislation or the terms of the Offer, further agrees that thereafter the Shareholder will not withdraw any of the Target Shares deposited by the Shareholder under the Offer except: (i) if the Pre-Offer Agreement is terminated pursuant to Article 13 thereof; (ii) the non-completion fee is otherwise payable under Article 4 of the Pre-Offer Agreement; or (iii) a Superior Take-over Proposal has been offered or made and APF has elected not to amend the Offer in accordance with the provisions of Section 5.3 of the Pre-Offer Agreement, then the Shareholder shall not be required to deposit the Target Shares pursuant to the Offer or may withdraw the Target Shares deposited pursuant to the Offer.

2.2 Further to section 2.1, the Shareholder, in its capacity as a holder of Target Options, hereby agrees with APF and CanScot, that the Shareholder shall exercise all Target Options held by the Shareholder in order to enable the Shareholder to tender such Option Shares to the Offer or, alternatively, agrees to the surrender and cancellation of its Target Options in return for a payment in accordance with Section 2.4 of the Pre-Offer Agreement. Upon APF taking up and paying for the Target Shares, APF or CanScot, as the case may be, shall be entitled to terminate any such remaining Target Options that the Shareholder has not exercised or surrendered, and the Shareholder hereby relinquishes any claim to such Target Options and any claim for value therefor.

3.       Obligation to Purchase the CanScot Shares

3.1 Upon the terms and subject to the conditions of the Offer, APF will take-up and pay for all CanScot Shares deposited and not withdrawn under the Offer as soon as is practicable in the circumstances after the expiry thereof, and in any event within three business days of the expiry date of the Offer or any amended or extended Offer.

4.       Representation, Warranties and Covenants of the Shareholder

4.1 The Shareholder represents, warrants and covenants to APF, and acknowledges that APF is relying upon such representations, warranties and covenants in entering into this agreement that:

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         (a)      the Shareholder has good and sufficient power, authority and right to enter into this agreement and to complete the transactions contemplated hereby;

         (b) assuming the due execution and delivery of this agreement by APF, upon the execution and delivery hereof by the Shareholder, this agreement shall be a legal, valid and binding obligation of the Shareholder enforceable by APF against the Shareholder in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity, and the consummation by the Shareholder of the transactions contemplated hereby will not constitute a violation of or default under, or conflict with, any contract, commitment, agreement, arrangement, understanding or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound;

         (c) the Shareholder is either (i) the beneficial owner of the Target Shares, or (ii) exercises control and direction over the Target Shares and has the consent of the beneficial owner to enter into this agreement; the Target Shares represent all of the securities of CanScot beneficially owned or over which control or direction is exercised by the Shareholder; and the Target Shares are free and clear of all liens, charges, encumbrances, security interests and other rights of others whatsoever and the Shareholder has good and sufficient power, authority and right to transfer or cause to be transferred the legal and beneficial title to such Target Shares to APF with good and marketable title thereto; and

         (d) the foregoing representations and warranties will be true, correct and complete on the date on which the Offer is made, in the case of (a) and (b), and on the date on which APF purchases the Target Shares, in the case of (a), (b) and (c).

4.2 The Shareholder covenants and agrees with APF, so long as the Shareholder is not entitled to withdraw the Target Shares owned by the Shareholder from the Offer, that:

         (a) it shall not sell, assign, convey or otherwise dispose of any of the Target Shares;

         (b) it shall not exercise any shareholder rights or remedies available at common law or pursuant to applicable securities or corporate laws to delay, hinder, upset or challenge the Offer; and

         (c) it shall exercise all voting rights attached to the Target Shares owned by the Shareholder to vote against any resolution to be considered by the shareholders of Target that, if approved, could reasonably be considered to reduce the likelihood of success of the Offer.

5.       Representations, Warranties and Covenants of APF

5.1 APF represents, warrants and covenants to the Shareholder, and acknowledges that the Shareholder is relying upon such representations, warranties and covenants entering into this agreement, that:

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         (a)      it has good and sufficient power, authority and right to enter into this agreement and to complete the transactions contemplated hereby and by the Pre-Offer Agreement;

         (b) upon the due execution and delivery of this agreement by the Shareholder, this agreement shall be a legal, valid and binding obligation of APF enforceable by the Shareholder against APF in accordance with its terms, and the consummation by it of the transactions contemplated hereby will not constitute a violation of or default under, or conflict with, any contract, commitment, agreement, arrangement, understanding or restriction of any kind to which it is a party or by which it is bound; and

         (c) the foregoing representations and warranties will be true, correct and complete on the date on which the Offer is made and on the date on which APF purchases the Target Shares.

6.       Shareholder as a Director

6.1 If the Shareholder is a director of CanScot, the Shareholder covenants and agrees with APF that, in the event the APF takes up and pays for any Target Shares pursuant to the Offer and thereby acquires at least majority voting control of CanScot, the Shareholder shall cooperate with APF to provide for an orderly transition of control, including resigning as a director and taking all necessary actions, at the sole cost and expense of APF, as required in order that nominees of APF are appointed as directors of CanScot in place of existing directors.

6.2 If the Shareholder is a director or officer of CanScot, nothing herein shall restrict or limit the actions of a director of officer required to be taken in the discharge of his fiduciary duties as a director or officer of CanScot.

7.       Termination

7.1 The obligations hereunder of APF shall terminate at the option of APF upon written notice given by APF to the Shareholder if the Shareholder has breached or failed to perform and satisfy any of its covenants or agreements herein contained in a material respect or if any of the representations and warranties of the Shareholder contained herein is not true and correct in a material respect.

7.2      In the event of the termination of this agreement as provided in section 7.1, or in the event of termination of the Pre-Offer Agreement pursuant to Article 13 thereof, this agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party hereto provided that the foregoing shall not relieve any party from any liability for any breach of this agreement.

8.       Fees and Expenses

8.1 APF and the Shareholder agree to pay their own respective fees and expenses incurred in connection with this agreement. Each of the parties hereto agrees to indemnify the other against any claim for a finder's fee or other compensation validly made by any broker which has an

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agreement with such indemnifying party for the payment of such fee or compensation. This section 8.1 shall survive the termination of this agreement.

9.       General

9.1 No disclosure of the subject matter of this agreement shall be made by the Shareholder or by APF, except to their respective counsel or to any other professional advisor engaged by them or to their respective counsel or as may be required by applicable law or regulatory authorities; provided, however, that the foregoing shall not prevent APF from disclosing the terms of this agreement in the Offer in such manner as APF or its counsel, acting reasonably, considers appropriate after consultation with counsel to CanScot.

9.2 This agreement shall not be assignable by any party hereto. Subject to the foregoing, this agreement shall be binding upon and shall enure to the benefit of and be enforceable by the Shareholder and APF and their respective successors and permitted assigns.

9.3 The representations, warranties and covenants of the Shareholder and of APF herein shall survive the consummation of the Offer and the purchase of Target Shares by APF thereunder and shall continue in full force and effect for a period of 12 months from the date hereof.

9.4      Time shall be of the essence of this agreement.

9.5 Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if personally delivered during normal business hours:

         (a) in the case of the Shareholder to the address appearing on the first page of this letter; and

         (b) in the case of APF, to the address appearing on the first page of this letter, Attention: President,

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this paragraph.

9.6 All references to Target Shares herein shall include any shares into which the Target Shares may be reclassified, subdivided, redivided, consolidated or converted by amendment to the articles of CanScot and the prices per share referred to herein shall be amended accordingly.

9.7 Words signifying the singular number shall include, whenever appropriate, the plural and vice versa; and words signifying the masculine gender shall include, whenever appropriate, the feminine or neuter gender.

9.8 This agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

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10.      Acceptance

10.1 If you are in agreement with the foregoing, kindly signify your acceptance by signing the second copy of this letter and delivering it to APF. This letter may be signed in two or more counterparts that together shall be deemed to constitute one valid and binding agreement and delivery of counterparts may be effected by means of facsimile transmission.

Yours very truly,
APF Energy Inc.

Per: ________________________________________________

In consideration of your agreement to make the Offer as described above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder hereby irrevocably accepts the foregoing as of August ____, 2003.

Per: _________________________________________
     Authorized Signing Officer

___________________________         ____________________________________________
Witness                             (Signature of Shareholder, if an individual)

                                    ____________________________________________
                                    (Name of Shareholder, if an individual)